Exhibit 99.1
VistaGen Announces $36 Million Strategic Financing Agreement

Proceeds will accelerate stem cell technology-based drug rescue, predictive toxicology and drug metabolism programs

SOUTH SAN FRANCISCO, CA – April 10, 2013 (MARKETWIRE via COMTEX) – VistaGen Therapeutics, Inc. (OTCQB: VSTA), a biotechnology company applying stem cell technology for drug rescue, predictive toxicology and drug metabolism assays, today announces the signing of a strategic financing agreement with the European subsidiary of Bergamo Acquisition Corp. (OTC: BGMO), a global diversified investment holding company.

Under the terms of the agreement, Bergamo’s European subsidiary will invest $36 million in VistaGen in consideration for 72 million shares of restricted VistaGen Common Stock at a price of $0.50 per share.  The Company’s self-placed strategic financing does not include warrants or any investment banking fees.  The transaction is scheduled to close on or before April 30, 2013.  At closing, the shares issued in connection with the strategic financing will represent a majority of the issued and outstanding shares of VistaGen’s Common Stock.

VistaGen plans to use proceeds of the financing to accelerate and expand its stem cell technology-based drug rescue programs.  Using its innovative CardioSafe™ 3D and LiverSafe™ 3D bioassay systems and modern medicinal chemistry, the Company is focused on generating new, safer, proprietary variants (Drug Rescue Variants) of once-promising small molecule drug candidates discontinued in development by large pharmaceutical companies due to heart or liver safety issues. In collaboration with co-founder and renowned stem cell research scientist, Dr. Gordon Keller, as well as long-term strategic partner, the University Health Network in Toronto, and several other leading academic and corporate collaborators, VistaGen also plans to advance new pilot nonclinical regenerative cell therapy programs and certain other emerging commercial opportunities related to its Human Clinical Trials in a Test Tube™ platform.

“Since our inception nearly 15 years ago, we have carefully deployed more than $53 million, including over $15 million from grant awards and collaboration revenue, to successfully develop innovative stem cell technology and bioassay systems capable of bringing clinically relevant human heart and liver biology to the front end of the drug development process,” stated Shawn K. Singh, VistaGen’s Chief Executive Officer. “Upon the closing of this transformative financing, our strong long-term financial position will enhance substantially our ability to drive our core programs to valuable commercial outcomes.”

About VistaGen Therapeutics

VistaGen is a biotechnology company applying human pluripotent stem cell technology for drug rescue, predictive toxicology and drug metabolism screening. VistaGen's drug rescue activities combine its human pluripotent stem cell technology platform, Human Clinical Trials in a Test Tube™, with modern medicinal chemistry to generate novel, safer chemical variants (Drug Rescue Variants) of once-promising small molecule drug candidates. These are drug candidates discontinued by pharmaceutical companies, the U.S. National Institutes of Health (NIH) or university laboratories, after substantial investment in discovery and development, due to heart or liver toxicity or metabolism issues. VistaGen uses its pluripotent stem cell technology to generate early indications, or predictions, of how humans will ultimately respond to new drug candidates before they are ever tested in humans, bringing human biology to the front end of the drug development process.

VistaGen's small molecule prodrug candidate, AV-101, has completed Phase 1 development for treatment of neuropathic pain. Neuropathic pain, a serious and chronic condition causing pain after an injury or disease of the peripheral or central nervous system, affects millions of people worldwide.

Visit VistaGen at http://www.VistaGen.com, follow VistaGen at http://www.twitter.com/VistaGen or view VistaGen's Facebook page at http://www.facebook.com/VistaGen.

Cautionary Statement Regarding Forward-Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to the satisfaction of certain conditions to closing the strategic financing referred to in this press release, the success of VistaGen's stem cell technology-based drug rescue, predictive toxicology and metabolism screening activities, further development of stem cell-based bioassay systems and cell therapies, clinical development and commercialization of AV-101 for neuropathic pain or any other disease or condition, its ability to enter into strategic predictive toxicology, metabolism screening, drug rescue and/or drug discovery, development and commercialization collaborations and/or licensing arrangements with respect to one or more drug rescue variants, regenerative cell therapies or AV-101, risks and uncertainties relating to the availability of substantial additional capital to support its research, drug rescue, development and commercialization activities, and the success of its research and development plans and strategies, including those plans and strategies related to any drug rescue variant or regenerative cell therapy identified and developed by VistaGen, or AV-101. These and other risks and uncertainties are identified and described in more detail in VistaGen's filings with the Securities and Exchange Commission (SEC). These filings are available on the SEC's website at www.sec.gov. VistaGen undertakes no obligation to publicly update or revise any forward-looking statements.

For more information: Shawn K. Singh, J.D. Chief Executive Officer VistaGen Therapeutics, Inc. www.VistaGen.com 650-244-9990 x224 Investor.Relations@VistaGen.com	Mission Investor Relations IR Communications Atlanta, Georgia www.MissionIR.com 404-941-8975 Investors@MissionIR.com